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                                                                    EXHIBIT 99.1

CHENIERE ENERGY INC. MAKES ANNOUNCEMENT

HOUSTON-(BUSINESS WIRE)--April 21, 1998--Cheniere Energy Inc. (NASDAQ SmallCap Market:CHEX) announced today that Zydeco Exploration Inc., a subsidiary of Zydeco Energy [Nasdaq:ZNRG - news] Inc., has filed a petition with the American Arbitration Association for arbitration in order to resolve certain disputes that have arisen with Cheniere Energy Inc. Cheniere is a party to an Exploration Agreement with Zydeco which covers a large 3-D seismic project located in the Transition Zone of South Louisiana.

Recently, differences have arisen between the two companies over the rights and obligations of the parties and the claims for reimbursement of certain seismic costs and expenses incurred by Zydeco. Cheniere believes that it has properly earned and preserved its interest in leases acquired in the Project Area covered by the Exploration Agreement and that all of its actions to date, including its handling of confidential data, are entirely within the scope of the Exploration Agreement. Cheniere feels it will ultimately prevail in the arbitration process.